EXHIBIT 10.5

CATERPILLAR INC.
EXECUTIVE SHORT-TERM INCENTIVE PLAN

(Amended and Restated as of 02/14/2007)

Section 1.	Purpose

Effective as of January 1, 2002, Caterpillar Inc. (the “Company”) established the Caterpillar Inc. Executive Incentive Compensation Plan to advance the interests of the Company and its subsidiaries by providing an annual incentive bonus to be paid to certain executive officers of the Company based on the achievement of pre-established quantitative performance goals.  The plan was amended and restated January 1, 2007, in its entirety and renamed the “Caterpillar Inc. Executive Short-Term Incentive Plan” (the “Plan”).  By the execution of this document, the Company hereby amends and restates such plan in its entirety, effective as of February 14, 2007.

The Plan is a performance-based compensation plan as defined in Section 162(m) of the Internal Revenue Service of 1986, as amended (“Code”) and payments under the Plan are intended to qualify for tax deductibility under Section 162(m).  Payments under the Plan are intended to constitute performance-based compensation, and distributions are intended to be short-term deferrals (and, therefore, not deferred compensation), for purposes of Section 409A of the Code.

Section 2.	Administration

The Plan shall be administered by the Compensation Committee (“Committee”) of the Board of Directors of the Company (“Board”), which is composed solely of members of the Board that are outside directors, as that term is defined in Section 162(m) of the Code.  The Committee shall have the authority to grant awards under the Plan to executive officers of the Company.  Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee also shall have the authority and discretion to interpret the Plan, to establish and revise rules and regulations relating to the Plan, and to make any other determinations that it believes necessary or advisable for administration of the Plan.

Section 3.	Performance Awards

3.1.	Eligible Participants

Individuals who occupy the positions of Chief Executive Officer and Group President as well as any other Company officers specifically designated by the Committee are eligible to participate in the Plan (“Eligible Participants”).  Absent a specific designation by the Committee, participation in the Plan will be limited to the Chief Executive Officer and Group Presidents.

3.2.	Award Criteria

On or prior to the ninetieth day of each fiscal year of the Company (“Performance Period”) for which an award (“Performance Award”) is payable hereunder, the Committee shall establish the performance factors (“Performance Measures”) applicable to the award for that Performance Period, the objective criteria based on those Performance Measures pursuant to which the bonus for that Performance Period is to be payable (“Performance Targets”) and the amounts potentially payable based on the achievement or partial achievement of those Performance Targets.  The Committee shall have sole discretion to determine the Company Performance Measures and Performance Targets applicable to the Performance Award, and the method of Performance Award calculation.  Performance Measures may be based on any of the following factors, alone or in combination, as the Committee deems appropriate: (i) revenue; (ii) primary or fully-diluted earnings per share; (iii) earnings before interest, taxes, depreciation, and/or amortization; (iv) pretax income; (v) cash flow from operations; (vi) total cash flow; (vii) return on equity; (viii) return on invested capital; (ix) return on assets; (x) net operating profits after taxes; (xi) economic value added; (xii) total stockholder return; (xiii) return on sales; (xiv) realized 6 Sigma benefits; or (xv) any individual performance objective which is measured solely in terms of quantifiable targets related to the Company or the Company’s business.  Performance Targets may include a minimum, maximum and target level of performance with the size of Performance Awards based on the level attained. Once established, Performance Targets and Performance Measures shall not be changed during the Performance Period; provided, however, that the Committee may, in its discretion, eliminate or decrease the amount of a Performance Award otherwise payable to an Eligible Participant.

The maximum dollar amount that any Eligible Participant may be paid in any single year under the Plan may not exceed $4 million.

3.3.	Payment of Awards

As soon as practicable after the Company’s audited financial statements are available for the Performance Period for which the incentive compensation will be paid, the Committee shall determine the Company’s performance in relation to the Performance Targets for that Performance Period.  The Committee shall certify in writing the extent to which Performance Targets were satisfied.

The Committee may provide, when it establishes Performance Measures under Section 3.2, that in determining the Company’s performance in relation to the Performance Targets for the Performance Period, adjustments shall be made in the method of calculating attainment of performance objectives for one or more of the following reasons: (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (iii) to exclude restructuring and/or other nonrecurring charges; (iv) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (v) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board (FASB); (vi) to exclude the effects to any statutory adjustments to corporate tax; (vii) to exclude the impact of any “extraordinary items” as determined under generally accepted accounting principles (GAAP); or (viii) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; and (ix) to exclude any other unusual, non-recurring gain or loss or other extraordinary item.  Any adjustment provided for pursuant to the foregoing shall be set forth in objective terms meeting the requirements for performance-based compensation under Section 162(m) of the Code.

Performance Awards shall be paid in cash within two and one-half months after the end of the Performance Period, or as soon as practicable thereafter, to the extent that the delay does not cause payments to fail to be short-term deferrals for purposes of Section 409A of the Code.  Federal, state and local taxes will be withheld as appropriate.

3.4.	Termination of Employment

To receive a Performance Award, the Eligible Participant must be employed by the Company or one of its subsidiaries on the last day of the Performance Period. If an Eligible Participant terminates employment before such date by reason of death, disability or retirement, a payout based on the time of employment during the Performance Period shall be distributed.  Eligible Participants employed on the last day of the Performance Period, but not for the entire Performance Period, shall receive a payout prorated for that part of the Performance Period for which they were Eligible Participants. If the Eligible Participant is deceased at the time of a Performance Award payment for which the Eligible Participant is eligible, the payment shall be made to the Eligible Participant’s estate.

3.5.	Clawback Provisions

Any Eligible Participant whose negligent, intentional or gross misconduct contributes to the Company’s having to restate all or a portion of its financial statements, shall be required to reimburse the Company for any payments received under this Plan, as determined by the Board of Directors, an authorized committee, or its designee, pursuant to the Caterpillar Inc. Guidelines on Corporate Governance Issues, as adopted on February 14, 2007 and any subsequent amendments thereto.

Section 4.	Change of Control

4.1.	Effect on Awards

Unless the Committee shall otherwise expressly provide in the agreement relating to an award under the Plan, upon the occurrence of a Change of Control as defined below, all Performance Awards for a Performance Period not completed at the time of the Change of Control shall be payable to Eligible Participants in an amount equal to the product of the maximum award opportunity for the Performance Award and a fraction, the numerator of which is the number of months that have elapsed since the beginning of the Performance Period through the later of (i) the date of the Change of Control or (ii) for each Eligible Participant, the date the Eligible Participant terminates employment, and the denominator of which is twelve; provided, however, that if this Plan shall remain in effect after a Change of Control, a Performance Period is completed during that time, and the Eligible Participant’s employment has not terminated, this provision shall not apply.

4.2.	Change of Control Defined

For purposes of the Plan, a “Change of Control” shall be deemed to have occurred if:

(a)          Any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (“Exchange Act”)), directly or indirectly, of securities of the Company representing 15 percent or more of the combined voting power of the Company’s then outstanding common stock, unless the Board by resolution negates the effect of this provision in a particular circumstance, deeming that resolution to be in the best interests of Company stockholders;

(b)          During any period of two consecutive Performance Periods, there shall cease to be a majority of the Board comprised of individuals who at the beginning of such period constituted the Board;

(c)          The stockholders of the Company approve a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than fifty percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(d)          Company stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

Section 5.	Amendment and Termination

The Committee may amend, suspend or terminate the Plan at any time in its sole and absolute discretion.  Any amendment or termination of the Plan, however shall not affect the right of an Eligible Participant to receive any earned but unpaid Performance Award.  The Committee may amend the Plan without stockholder approval, unless such approval is necessary to comply with applicable laws, including provisions of the Exchange Act or the Code.  However, termination shall not affect any awards previously granted under the Plan.

Section 6.	Section 162(m) Compliance

The Company intends that awards made pursuant to the Plan constitute “qualified performance-based compensation” satisfying the requirements of Section 162(m) of the Code.  Accordingly, the Plan shall be interpreted in a manner consistent with 162(m) of the Code.  If any provision of the Plan is intended to but does not comply with, or is inconsistent with, the requirements of section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to and comply with, Section 162(m) of the Code.

Nothing in this Plan precludes the Company from making additional payments or special awards to Eligible Participants outside of the Plan that may or may not qualify as “performance-based” compensation under Section 162(m), provided that such payment or award does not affect the qualification of any incentive compensation payable under the Plan as “performance-based” compensation.

Section 7.	Employment Rights

No provision of the Plan nor any action taken by the Committee or the Company pursuant to the Plan shall give or be construed as giving any Eligible Participant any right to be retained in the employ of the Company or affect or limit the right of the Company to terminate such employment.

Section 8.	Term

This amendment and restatement of the Plan applies to each of the four fiscal years of the Company in the period commencing January 1, 2007 and ending December 31, 2010, subject to the approval of the Plan by the Company’s stockholders.